Exhibit 99.1

January 29, 2003

FOR IMMEDIATE RELEASE

                      MONTEREY BAY BANCORP, INC. ANNOUNCES:

               RECORD FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS;

          INFORMATION REGARDING THE 2003 ANNUAL MEETING OF STOCKHOLDERS

                                                       Common Stock Symbol: MBBC
                                                          NASDAQ National Market

      Watsonville, CA. January 29, 2003. Monterey Bay Bancorp, Inc. ("Company"), the holding company for Monterey Bay Bank ("Bank"), today reported net income of $1.62 million, equivalent to $0.46 diluted earnings per share, for the quarter ended December 31, 2002, compared to net income of $1.14 million, or $0.33 diluted earnings per share, for the same period in 2001. Net income during the quarter ended September 30, 2002 (the immediately preceding quarter) was $1.47 million, equivalent to $0.42 diluted earnings per share. The earnings for the fourth quarter of 2002 were the highest of any quarter in the Company's history.

      For the year ended December 31, 2002, net income was a record $5.64 million, equivalent to $1.61 diluted earnings per share. This compares to net income of $3.75 million, or $1.12 diluted earnings per share, for the year 2001. The $1.89 million (50.3%) increase in net income for the year 2002 compared to 2001 primarily resulted from two key factors:

o the continued implementation of the Company's strategic plan to transform the Bank into a community commercial bank with a focus on relationship banking and strong commitment to community involvement

o during the year 2001, the Company incurred pre-tax operating costs of $447 thousand for the conversion of the core data processing system and $284 thousand for legal and other expenses associated with the arbitration of claims by a former executive

      Return on average stockholders' equity improved from 7.94% in 2001 to 10.50% in 2002, and was 11.64% for the fourth quarter of 2002. At December 31, 2002, the Company had record levels of loans, assets, and stockholders' equity. Tangible book value per share increased from $14.08 at December 31, 2001 to $16.00 at December 31, 2002. The closing price of the Company's common stock increased from $15.50 per share on December 31, 2001 to $19.95 per share on December 31, 2002.

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Monterey Bay Bancorp, Inc.                                                Page 2
Press Release
January 29, 2003


      During 2002, the Company continued the implementation of its strategic plan of transforming the Bank into a community focused commercial bank serving the financial needs of individuals, families, local organizations, and businesses. Key accomplishments during the fourth quarter included:

o     strong growth in net loans held for investment

o     significant progress in shifting the composition of the loan portfolio

o     increased local commercial banking business

o     continued improvement in the Company's efficiency ratio

o     expanded customer use of new services

o     record mortgage banking activity and income

o     maintenance of strong credit quality

      Net interest income increased from $5.2 million and $19.7 million during the fourth quarter and the year 2001 to $5.9 million and $22.6 million during the same periods in 2002. These increases resulted from both expanded spreads and growth in the average balances of interest earning assets and liabilities. The Company's ratio of net interest income to average total assets was 4.01% for 2002, up from 3.83% for 2001. The increased spread in part stemmed from the Bank's continued implementation of its strategic plan, which incorporates a higher ratio of loans to total assets, a smaller percentage of total loans being comprised of residential mortgages, and transaction accounts constituting a greater portion of total deposits.

      The Company recorded a $400 thousand provision for loan losses during the fourth quarter of 2002, up from $325 thousand during the same period in the prior year. This greater provision primarily resulted from the growth and change in mix of the loan portfolio. For the full year of 2002, the Company recorded $1.5 million in provisions for loan losses, compared to $1.4 million during the year 2001. The Company's ratio of loan loss reserves to total loans increased from 1.41% at December 31, 2001 to 1.54% at December 31, 2002. The primary factors contributing to the rise in this ratio included:

o the continued shift in the Company's loan mix away from its historic concentration in residential mortgages

o the establishment of a specific reserve for a loan secured by a hotel / resort within the Company's primary market area, as subsequently discussed

o the Company's updating its formula general reserve factors to reflect current information regarding real estate valuations, business conditions, rental and vacancy rates for various types of income property, and other factors in estimating the amount of loss inherent in the loan portfolio at December 31, 2002

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Monterey Bay Bancorp, Inc.                                                Page 3
Press Release
January 29, 2003


      Net charge-offs during 2002 totaled $13 thousand, comparing favorably to $99 thousand during 2001. Non-accrual loans increased from $2.3 million at December 31, 2001 to $2.6 million at December 31, 2002 primarily due to the placement of a $2.3 million commercial real estate mortgage on non-accrual status during the first quarter of 2002. This credit is a participation loan where the Bank is not the lead financial institution. The loan is secured by a first deed of trust on a hotel / resort located within the Company's primary market area and by a first deed of trust on a residential lot located in California. The borrowers are directly personally indebted. The hotel / resort is a relatively new development that has experienced limited cash flow. The hotel / resort was also adversely impacted by the decline in tourism and travel during late 2001 and all of 2002.

      At December 31, 2002, the Company maintained a $462 thousand specific reserve for this hotel / resort loan, based upon estimated net proceeds following foreclosure and sale. Although the loan was current in its payments at December 31, 2002, the Company maintained the loan on non-accrual status at December 31, 2002 due to concern about the future net cash flow of the hotel / resort during the seasonally slow winter months, particularly in light of the status of the economy, the tourism industry, and the outlook for business travel activity. These factors also create particular volatility in the market value of the hotel / resort.

      Non-accrual loans at December 31, 2002 also included:

o     a residential mortgage with a principal balance of $201 thousand

o     a $129 thousand loan secured by a first deed of trust on residential land

o     a $49 thousand home equity line of credit

      The Company does not anticipate recording a loss on any of the above three non-accrual loans due to the estimated value of the underlying real estate collateral.

      At December 31, 2002, the Company had one foreclosed property with a book value of $846 thousand. This property is a custom single family home located in an upscale neighborhood in the East Bay of the Greater San Francisco Bay Area. The Company has ordered a current appraisal for the property, and intends to list the property for sale following the completion of certain maintenance work. The original appraisal and current real estate broker price opinions indicate a market value in excess of the Bank's investment in the property.

      Non-interest income totaled $622 thousand and $2.1 million during the fourth quarter and the year ended December 31, 2002, compared to $538 thousand and $2.6 million during the same periods in 2001.

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Monterey Bay Bancorp, Inc.                                                Page 4
Press Release
January 29, 2003


      Customer service charge income was $411 thousand and $1.5 million during the fourth quarter and the year ended December 31, 2002. This compares to $405 thousand and $1.7 million during the same periods in 2001. In conjunction with the conversion to the new core data processing system in March 2001, the Company implemented a restructured consumer checking product line and an associated revised fee and service charge schedule. These changes contributed to the closing of certain lower balance, recurring overdraft, and / or higher transaction volume consumer checking accounts beginning in the second quarter of 2001, as such accounts began incurring increased service charges. The closure of these accounts contributed to the reduced levels of customer service charge income for the full year, but also decreased certain operating costs for the Company. Customer service charge income during the fourth quarter of 2002 benefited from a 24.8% increase in debit card income versus the same period the prior year. The Company conducted a debit card education and sales campaign during 2002 to foster increased customer utilization of this convenient and flexible service.

      Gains on the sale of loans were $89 thousand during the fourth quarter of 2002, up from $41 thousand during the fourth quarter of 2001. For the full year of 2002, gains on the sale of loans totaled $170 thousand, a 93.2% increase from the $88 thousand recorded during 2001. Mortgage banking income during 2002 benefited from the historically low interest rate environment and record national refinance volume. At the beginning of 2003, the Company commenced offering a greater variety of residential mortgages under an expanded relationship with a secondary market conduit. This expansion was pursued in light of the Company's desire to continue reducing the percentage of total loans held for investment comprised of residential mortgages while at the same time continuing to meet the home financing needs of its local communities. The Company anticipates continued favorable results from its mortgage banking operations during the first quarter of 2003 based upon its pipeline at the end of 2002 and the continued availability of thirty year fixed rate loans at rates near 6.00%.

      Commissions from the sale of non-FDIC insured investment products were $25 thousand and $125 thousand during the three and twelve months ended December 31, 2002, compared to $22 thousand and $244 thousand during the same periods in 2001. This decrease for the full year of 2002 was primarily due to vacancies in positions for licensed investment sales representatives and the general state of the capital markets during 2002. The Company expects revenue from these operations to remain constrained during the first quarter of 2003.

      Loan servicing income totaled $16 thousand and $63 thousand during the three and twelve months ended December 31, 2002, down from $24 thousand and $101 thousand during the same periods in 2001. The Company continues to sell the vast majority of its long term, fixed rate residential loan production into the secondary market on a servicing released basis, and purchases more interest rate sensitive loans as part of its interest rate risk management program. Additions to loans serviced for others during 2002 have been limited to loan participations sold to correspondent banks. As a result, the portfolio of loans serviced for others continues to decline as loans pay off. At December 31, 2002, the Company serviced $35.3 million in various types of loans for other investors, compared to $42.6 million at December 31, 2001. The Company maintained loan servicing assets of $35 thousand at December 31, 2002, and is thus limited in its exposure of loan servicing income to the accelerated loan prepayment speeds now occurring as a result of the low interest rate environment and high volume of residential mortgage refinance activity.

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Monterey Bay Bancorp, Inc.                                                Page 5
Press Release
January 29, 2003


      The Company did not sell any securities during the fourth quarters of 2002 or 2001. Gains on sale of mortgage backed securities during 2002 totaled $35 thousand, down from $190 thousand during 2001. The Company's security sales during 2002 were limited to the sale of two collateralized mortgage obligations. These securities were sold in conjunction with the Company's interest rate risk management program. Although the market value of many of the Company's mortgage backed securities exceeded historic carrying cost during 2002 due to the decline in most capital markets interest rates, the Company retained the securities as a means of generating net interest income.

      Non-interest expense totaled $3.5 million and $13.8 million during the fourth quarter and year ended December 31, 2002, compared to $3.4 million and $14.4 million during the same periods in 2001. Factors contributing to lower expenses in 2002 included the 2001 nonrecurring expenses associated with its data processing conversion and the arbitration of claims by a former executive.

      Compensation and employee benefits costs were higher in the fourth quarter and year ended December 31, 2002 than during the same periods the prior year due to:

o compensation costs associated with the Los Angeles loan production office which opened during the first quarter of 2002

o other staff additions and changes in support of the Company's strategic plan, particularly in the Company's commercial banking, income property lending, and information technology functions

o higher costs for the Bank's Employee Stock Ownership Plan due to the greater average market price of the Company's common stock

o     higher costs for payroll taxes on a greater compensation base

o increased expenses for worker's compensation insurance, which is a general problem faced by businesses in the State of California

      Deposit insurance premiums decreased from $50 thousand and $198 thousand for the fourth quarter and year ended December 31, 2001 to $19 thousand and $140 thousand during the same periods in 2002, despite the expansion in the Company's deposit portfolio. The decline resulted from an adjustment in the Company's insurance premium rate effective July 1, 2002. The lower insurance premium rate will also favorably impact deposit insurance expenses during the first half of 2003.

      Legal and accounting expenses decreased from $138 thousand and $863 thousand for the fourth quarter and year ended December 31, 2001 to $114 thousand and $442 thousand during the same periods in 2002. These reductions were primarily due to the aforementioned arbitration in 2001, and due to the Company's utilizing more cost effective providers for certain professional services in 2002. In addition, the Company during 2002 commenced performing certain regulatory filing functions internally at lower cost.

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Monterey Bay Bancorp, Inc.                                                Page 6
Press Release
January 29, 2003


      Advertising and promotion costs totaled $86 thousand during the fourth quarter of 2002, down from $108 thousand during the same period in the prior year. Advertising expenses during the fourth quarter of 2002 were concentrated in print advertising for consumer deposits and radio advertising targeted at local businesses. Advertising and promotion costs totaled $300 thousand during 2002, up from $251 thousand during the same period the prior year. These costs were unusually low in the first half of 2001, as the Company postponed certain advertising and promotional activities due to the implementation of the new computer systems environment.

      Other non-interest expense decreased from $436 thousand and $2.3 million during the fourth quarter and year ended December 31, 2001 to $407 thousand and $1.6 million during the same periods in 2002. The Company spent $236 thousand less for consulting in 2002 than during 2001, when significant professional costs were incurred in support of a data processing systems conversion. In addition, the Company has implemented a number of expense control and efficiency initiatives over the past year that moderated various operating costs.

      In conjunction with the Company's strategic plan, the Company's employees and Directors enhanced the Bank's visibility during 2002 by their extensive participation in a significant number of community events and organizations. As just one example, during the months of November and December, the Company focused its efforts on helping the less fortunate by providing food and donations to local food banks through a Holiday Food Drive Campaign. Each of the Bank's eight branches as well as the Administrative Headquarters served as public collection sites promoting donations of non-perishable food items. Through the combined efforts of employees, Directors, customers, and the general public, the Company collected the equivalent of over 7,000 pounds of food.

      The Company's effective book tax rate during the fourth quarter of 2002 was 38.3%, compared to 42.7% in the same quarter the prior year. The reduction in effective book tax rate resulted from the Company's increased utilization of tax benefits under the State of California Enterprise Zone Program and the purchase of Bank owned life insurance during the fourth quarter of 2002. The Company's Administrative Headquarters building and Watsonville branch are located within a State of California Enterprise Zone, and the Bank has increased its lending to local businesses also domiciled within Enterprise Zones. The dividends the Company earns on the Bank owned life insurance are not subject to regular Federal and State income tax.

      The Company's efficiency ratio improved from 59.59% during the fourth quarter of 2001 and 54.77% during the third quarter of 2002 to 53.41% during the fourth quarter of 2002. While the Company continues to pursue a range of alternatives to improve its efficiency and augment revenue, further progress in this ratio will likely be tempered in coming quarters by the need to invest in support of the continued implementation of the strategic plan. These investments are projected to include product development, new branch sites, additional relationship officers, and enhanced technology-facilitated services.

      Total assets increased from $537.4 million at December 31, 2001 to a record $609.7 million at December 31, 2002.

      Cash and cash equivalents decreased from $13.1 million at December 31, 2001 to $11.4 million at December 31, 2002 due to the use of cash equivalents to fund expansions in the security and loan portfolios, and to purchase Bank owned life insurance.

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Monterey Bay Bancorp, Inc.                                                Page 7
Press Release
January 29,2003


      Investment and mortgage backed securities increased from $37.9 million at December 31, 2001 to $44.5 million at December 31, 2002. The Company purchased relatively short duration, AAA rated collateralized mortgage obligations ("CMO's") and Agency balloon mortgage backed securities during 2002 to serve as collateral for certain deposits, invest available liquidity, and provide a recurring stream of cash flow to support the expansion in lending. Throughout 2002, the Company did not own any corporate bonds issued by companies primarily in the telecommunications, technology, or energy industries. The Company owned two corporate bonds at December 31, 2002, both of which were variable rate, trust preferred securities issued by large financial institutions. These bonds reprice quarterly based upon LIBOR and were rated "A" and "A-" by Standard & Poors at December 31, 2002.

      Loans held for investment, net, increased from $465.9 million at December 31, 2001 to a record $521.9 million at December 31, 2002. The increase resulted from a combination of strong internal loan originations, including activity from the Los Angeles loan production office, and from purchases of, or participations in, individual income property and construction loans from correspondent banks. In addition, during the fourth quarter of 2002, the Company purchased a $16.9 million pool of high credit quality, seasoned hybrid residential mortgages secured by first deeds of trust on California homes in order to better utilize the Company's capital, support the Bank's Qualified Thrift Lender ("QTL") ratio, and offset historically high loan payoff volumes stemming from the low interest rate environment.

      Total net loans as a percentage of total assets were 85.9% at December 31,2002, down slightly from 86.8% at December 31, 2001 and 86.2% at September 30, 2002. The Company has targeted increasing this ratio to 90.0% as part of its strategy of supporting its interest margin, fostering economic activity in its local communities, and effectively utilizing the Bank's capital. The decline in this ratio during the fourth quarter of 2002 primarily resulted from the Company's acquisition of $9.0 million in Bank owned life insurance, as subsequently discussed.

      The loan portfolio product mix shifted during 2002 in conformity with the Company's strategic plan. Residential one to four unit loans declined from 42.3% of gross loans at December 31, 2001 to 33.2% of gross loans at December 31, 2002. In contrast, commercial and industrial real estate loans rose from 22.6% to 24.6%, construction loans increased from 7.9% to 12.2%, land loans increased from 2.5% to 4.4%, commercial loans rose from 1.8% to 3.2%, and consumer loans (primarily home equity lines of credit) increased from 1.4% to 1.6%. This change in loan mix was facilitated by the commercial business relationship officers the Company hired over the past year and by the new Los Angeles loan production office, which concentrates on income property and construction lending. During 2003, the Company plans to continue decreasing the percentage of its loan portfolio allocated to residential mortgages in favor of other generally higher yielding and more interest rate sensitive types of loans.

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Monterey Bay Bancorp, Inc.                                                Page 8
Press Release
January 29, 2002


      The Company concluded 2002 with a significant loan pipeline, including several new commercial banking relationships. Management anticipates for the first quarter of 2003:

o     a further rise in loans outstanding and total assets

o     an increase in the ratio of loans to assets

o     residential mortgages comprising a smaller percentage of total gross loans

o     a significant percentage rise in commercial business loans outstanding

      The Company's investment in the capital stock of the Federal Home Loan Bank ("FHLB") increased from $3.0 million at December 31, 2001 to $4.7 million at December 31, 2002. This increase was due to a combination of required stock purchases stemming from the Bank's increased utilization of FHLB advances and the receipt of FHLB stock dividends.

      The Bank purchased $9.0 million in Bank owned life insurance during the fourth quarter of 2002. The associated policies are universal life modified endowment contracts spread among five insurance companies with favorable credit profiles and histories of competitive policy dividend yields. The insurance was purchased to fund:

o non-qualified supplemental executive retirement benefits for the Chief Executive Officer and Chief Financial Officer that were implemented by the Company in early 2003

o the increasing expense of the tax qualified Employee Stock Ownership Plan, with associated costs rising due to the higher market price of the Company's common stock

In addition, the Bank owned life insurance policies provide significant key man insurance to the Company.

      Deposits increased from $432.3 million at December 31, 2001 to $458.3 million at December 31, 2002. This increase was primarily due to:

o The Bank's issuance of its first brokered certificate of deposit ("CD"), for $20.0 million, during the second quarter of 2002. The brokered CD was issued in order to provide funding for loan production in 2002.

o A $9.0 million increase in deposits from the State of California time deposit program during 2002. The State places funds with California banks as a vehicle for encouraging employment and economic growth.

      Total deposits decreased by $3.3 million during the fourth quarter of 2002. Contributing factors included the Company's declining to match significantly above market rates offered on selected transaction accounts by two large thrifts and seasonal deposit balance reductions by certain commercial banking customers. The Company was, however, successful in increasing the number of deposit accounts maintained by customers with commercial banking and real estate lending relationships during the fourth quarter of 2002.

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Monterey Bay Bancorp, Inc.                                                Page 9
Press Release
January 29, 2002


      The Company continues to pursue increases in transaction account balances as a fundamental component of its strategic plan. Excluding the impact of the aggregate $29.0 million increase in brokered and State certificates of deposit, transaction accounts increased from 43.6% of total deposits at December 31, 2001 to 49.3% of total deposits at December 31, 2002. This shift in mix contributed to the Company's reducing its weighted average cost of deposits from 2.26% during the third quarter of 2002 to 2.05% during the fourth quarter of 2002. This 21 basis point reduction in deposit cost was attained despite the historically low level of interest rates and therefore the Company's limited ability to decrease interest rates on many deposit products that are currently priced between zero and one percent.

      Management  is,  however,   not  satisfied  with  the  volume  of  deposit
acquisition achieved by its eight full service retail branches in 2002, particularly in light of general deposit inflows into the banking system from investors leaving the equity markets. Management responded to this performance by:

o hiring a Director of Branch Sales during the second quarter of 2002, whose primary responsibility is to implement and manage an improved sales culture throughout the branch network

o altering branch staff compensation to provide for an increased incentive opportunity based upon deposit growth and quality customer service

o hiring a new Director of Retail Banking effective in February 2003 with extensive local financial industry experience

      The prior Director of Retail Banking will continue to assist the Company in its implementation of the strategic plan by serving as Chief Administrative Officer.

      Checking account balances increased from $63.6 million at December 31, 2001 to $67.2 million at December 31, 2002. The Company plans to introduce several new consumer checking products during 2003, with a particular focus on relationship pricing and providing increased choice and options to customers. In addition, the Company's commercial lending officers have increasing business demand deposit balances as a key component of their sales objectives.

      During the latter part of 2002, the Company introduced "remote deposit" services to its business and high net worth individual accounts. Via this new service, the Bank's customers can make deposits to their Monterey Bay Bank checking account at any branch of a correspondent bank with over 4,900 banking locations in 23 states. Remote deposit services were implemented to offer improved convenience and assist the Bank in competing with larger financial institutions with more extensive branch networks.

Monterey Bay Bancorp, Inc.                                               Page 10
Press Release
January 29, 2003


      Money market deposits increased from $105.8 million at December 31, 2001 to $126.1 million at December 31, 2002. Factors supporting the rise in money market balances in 2002 included the Company's active cross-selling of this product in its branches and the desire by certain customers to avoid committing funds to term certificates of deposit in the current historically low interest rate environment. The Company introduced two new money market accounts at the beginning of 2003: Investors Money Market and Business Money Market. Investors Money Market is a highly tiered product targeted to attract funds from money market mutual funds and brokerage firms. Business Money Market is a product designed specifically for the Bank's local commercial customers seeking an attractive return on liquid funds while also enjoying the many attractive attributes provided by the Bank, including Internet banking, global ATM access, 24 hour bilingual telephone banking, and superior customer service provided by local bankers familiar with their business.

      The Company's ratio of net loans to deposits was 114.21% at December 31, 2002. In addition to the planned deposit related actions described above, the Company intends to actively manage this ratio by:

o pursuing opportunities for additional branch locations, either de novo or acquisition of existing branches from other financial institutions

o directing a higher percentage of the advertising and promotion budget to deposit generation

o taking advantage of opportunities to cost effectively issue a limited volume of brokered certificates of deposit during the first quarter of 2003

o selling a greater percentage of total residential loan production into the secondary market

      In early 2003, the Bank was actively negotiating for the lease of a 3,000 square foot building to serve as a de novo branch in its primary market area. In addition, effective in January 2003, the Bank received approval from the Office of Thrift Supervision to operate a branch at the Company's existing Administrative Headquarters building in Watsonville. This branch will primarily serve the Bank's growing base of commercial business, construction, and income property real estate customers who are served by relationship officers operating from the Headquarters building.

      Borrowings increased from $53.8 million at December 31, 2001 to $93.8 million at December 31, 2002. The increase was associated with funding the rise in the loan and security portfolios. All of the Company's FHLB advances at December 31, 2002 were fixed rate, fixed term or overnight borrowings without call or put option features.

      Monterey Bay Bank continues to be in the highest regulatory capital classification of "Well Capitalized", with capital levels significantly in excess of regulatory requirements. All of the Bank's regulatory capital ratios increased from December 31, 2001 to December 31, 2002, despite a significant rise in Bank assets, due to the increased net income generated by the Bank and because of a $1.0 million capital contribution from the holding company during the fourth quarter of 2002.

Monterey Bay Bancorp, Inc.                                               Page 11
Press Release
January 29, 2003


      Consolidated stockholders' equity increased from $50.2 million at December 31, 2001 to a record $56.1 million at December 31, 2002 due to a combination of:

o     net income

o     continued amortization of deferred stock compensation

o additional paid-in capital generated from the Employee Stock Ownership Plan and the Performance Equity Plan

o Directors continuing to receive their retainer fees in Company common stock

o     the exercise of 48,463 vested stock options

      The above factors more than offset the impact of the depreciation in the aggregate fair value of securities classified as available for sale and acquisitions of common stock under the Company's repurchase program. The depreciation in the portfolio of securities classified as available for sale was concentrated in reduced market prices for the Company's two corporate trust preferred securities. The Company's stock repurchases during 2002 were comprised of the following:

                                Number Of                    Price
2002                               Shares                Of Shares
Quarter                       Repurchased              Repurchased
-----------------        -----------------        -----------------

First                               5,000                   $16.25

Second                               None                       --

Third                               5,000                   $17.10
                                    5,000                   $17.20
                                    5,000                   $17.24
                                    5,000                   $17.25
                                    5,000                   $17.36

Fourth                             31,000                   $18.15

Full Year 2002                     61,000           $17.62 average

      At December 31, 2002, there were 53,035 remaining shares authorized for repurchase under the Company's current repurchase program.

Monterey Bay Bancorp, Inc.                                               Page 12
Press Release
January 29, 2003


      The 2003 annual meeting of stockholders will take place on Thursday, May 22, 2003 at 9:00 AM Pacific Time in Watsonville, California. All stockholders are cordially invited to attend. The Board of Directors has established Wednesday, March 26, 2003 as the Record Date for voting at the 2003 annual meeting of stockholders.

      In reviewing the most recent quarter, C. Edward Holden, the Company's Chief Executive Officer and President, commented: "We are pleased to report the seventh consecutive quarter of increased earnings per share, and the achievement of record levels of loans, assets, and tangible book value per share. These results reinforce the benefits deriving from our continued focus on relationship banking and ongoing involvement in our local communities. It has been gratifying during 2002 to be able to meet a broader range of customer needs while at the same time generating record levels of net income for our stockholders. Our introduction of new financial products and services, including commercial letters of credit and enhanced money market accounts, has assisted in attracting new customers and better helping existing customers attain their financial objectives."

      Mr. Holden continued: "Three other accomplishments of which we are particularly proud are the maintenance of strong credit quality in a challenging economic environment, the 28.7% rise in the price of MBBC common stock during 2002, and the record levels of community involvement and contributions associated with our employees and Directors. Upon hearing of particular difficulties experienced by local food banks in feeding the hungry this winter, we conducted an extensive campaign to raise awareness and increase donations of food and money. At the same time, we extended credit to help local businesses expand and create new jobs. Looking forward to 2003, we start the year with positive momentum in a number of areas, a strong and larger balance sheet, improved capital utilization, and an ongoing commitment to creating additional stockholder value. However, we expect our financial results for 2003 to be tempered by the current economic environment, possibly including impacts from international events, and by the Company's continued need to invest in employee recruitment and training, technology, product development, and augmented distribution and service channels."

      McKenzie Moss, Chairman of the Board of Directors, remarked: "While our progress from just one year ago is substantial, we recognize the need to further improve earnings and profitability to the levels generated by our better performing peers. The Board maintains strong commitments to quality corporate governance and enhancing stockholder value. With regard to stockholder value, the Directors adopted a new Board compensation program during the fourth quarter of 2002 that better links Directors fees to a Director's individual contribution. In addition, all Director fees are paid in Company common stock. Management's alignment with stockholder value was exhibited during the fourth quarter of 2002, when the Chief Executive Officer and Chief Financial Officer again volunteered to accept a portion of their annual incentive compensation in Company common stock. The Board of Directors recognizes and appreciates the continued support of our stockholders throughout 2002."

      The Company's common stock is listed on the NASDAQ National Market under the symbol "MBBC". The Company and the Bank are headquartered in Watsonville, California. The Bank operates through its administrative offices in Watsonville, one stand-alone loan production office in Los Angeles, and eight full service branches located in the Greater Monterey Bay Area of Central California. The Bank operates 11 ATM's including two at remote (non-branch) sites. The Bank also offers customer access via bilingual telephone banking, Internet banking, and worldwide ATM networks. The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum extent allowed by law.

Monterey Bay Bancorp, Inc.                                               Page 13
Press Release
January 29, 2003


      Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words or phrases such as "believe", "expect", "anticipate", "intend", "estimate", "target", "plans", "may increase", "may fluctuate", "may result in", "are projected", and similar expressions. The Company's actual results may differ materially from those included in the forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the economic, business, and real estate market conditions in the Company's market areas, competition, regulatory and legislative actions, the possibility that the Company will not be successful in achieving its strategic objectives, the performance and contributions of employees and Directors, the Company's ability to recruit high caliber bankers, expected loan payments, loan originations, and future collateral values, the successful future utilization and efficacy of new technology, and other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and the quarterly Form 10-Q's filed by the Company . The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

      This news release is available at the www.montereybaybank.com Internet site for no charge and is included as an Exhibit to a Form 8-K filed with the Securities & Exchange Commission that is available at the www.sec.gov Internet site.

                        For further information contact:

C. Edward Holden                                 Mark R. Andino
Chief Executive Officer               or         Chief Financial Officer
President                                        Treasurer
(831) 768 - 4840                                 (831) 768 - 4806
ed.holden@montereybaybank.com                    mark.andino@montereybaybank.com

                             General communication:
                            INFO@MONTEREYBAYBANK.COM
                             www.montereybaybank.com
                             Phone: (831) 768 - 4800
                              Fax: (831) 722 - 6794

                         --- financial data follows ---

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                        Consolidated Financial Highlights
                                    Unaudited
                             (Dollars In Thousands)

                                                                    December 31,      December 31,
Financial Condition Data                                                   2002              2001
-------------------------------------------------------------       -----------         ---------
Cash and cash equivalents                                             $  11,447         $  13,079
Investment securities available for sale                                  7,030             7,300
Mortgage backed securities available for sale                            37,466            30,644

Loans held for sale                                                       1,545               713

Loans receivable held for investment:
      Residential one to four unit real estate loans                    187,471           204,829
      Multifamily five or more units real estate loans                  118,004           103,854
      Commercial and industrial real estate loans                       140,027           109,988
      Construction loans                                                 69,526            38,522
      Land loans                                                         24,801            11,924
      Commercial loans                                                   18,008             8,843
      Other loans                                                         9,216             6,980
                                                                      ---------         ---------

   Sub-total gross loans held for investment                            567,053           484,940

   (Less) / Plus:
      Undisbursed construction loan funds                               (36,683)          (12,621)
      Unamortized purchase premiums, net of purchase discounts              848               435
      Deferred loan fees and costs, net                                  (1,127)             (202)
      Allowance for loan losses                                          (8,162)           (6,665)
                                                                      ---------         ---------

Loans receivable held for investment, net                               521,929           465,887

Investment in capital stock of the Federal Home Loan Bank                 4,679             2,998
Accrued interest receivable                                               2,867             2,915
Premises and equipment, net                                               7,161             7,618
Core deposit intangibles, net                                               833             1,514
Bank owned life insurance                                                 9,036                --
Real estate acquired via foreclosure, net                                   846                --
Other assets                                                              4,857             4,723
                                                                      ---------         ---------

Total assets                                                          $ 609,696         $ 537,391
                                                                      =========         =========

Non-interest bearing demand deposits                                  $  23,549         $  21,062
Interest bearing NOW checking accounts                                   43,629            42,557
Savings accounts                                                         18,474            19,127
Money market accounts                                                   126,061           105,828
Certificates of deposit                                                 246,621           243,765
                                                                      ---------         ---------

Total deposits                                                          458,334           432,339
FHLB advances and other borrowings                                       93,805            53,800
Other liabilities                                                         1,454             1,090
                                                                      ---------         ---------

Total liabilities                                                       553,593           487,229
                                                                      ---------         ---------

Stockholders' equity                                                     56,103            50,162
                                                                      ---------         ---------

Total liabilities and stockholders' equity                            $ 609,696         $ 537,391
                                                                      =========         =========

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                  Consolidated Financial Highlights, Continued
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)

                                                                         Three Months Ended                      Year Ended
                                                                            December 31,                        December 31,
                                                                    ----------------------------        ----------------------------
Operating Data                                                         2002              2001              2002              2001
----------------------------------------------------                ----------        ----------        ----------        ----------
Interest income                                                     $    8,861        $    9,267        $   35,486        $   38,731
Interest expense                                                         2,990             4,066            12,907            18,990
                                                                    ----------        ----------        ----------        ----------

Net interest income before provision for loan losses                     5,871             5,201            22,579            19,741
Provision for loan losses                                                  400               325             1,510             1,400
                                                                    ----------        ----------        ----------        ----------

Net interest income after provision for loan losses                      5,471             4,876            21,069            18,341
                                                                    ----------        ----------        ----------        ----------

Non-interest income:
     Customer service charges                                              411               405             1,541             1,688
     Gain on sale of loans held for sale                                    89                41               170                88
     Commissions from sales of non-insured products                         25                22               125               244
     Income from loan servicing                                             16                24                63               101
     Gain on sale of mortgage backed securities                             --                --                35               190
     Other income                                                           81                46               193               255
                                                                    ----------        ----------        ----------        ----------

Total non-interest income                                                  622               538             2,127             2,566
                                                                    ----------        ----------        ----------        ----------

Non-interest expense:
     Compensation and employee benefits                                  1,929             1,805             7,626             6,857
     Occupancy and equipment                                               428               430             1,705             1,652
     Amortization of intangible assets                                     170               170               681               681
     Supplies, postage, and telecommunications                             170               152               675               663
     Data and item processing                                              145               131               567               876
     Legal and accounting                                                  114               138               442               863
     Advertising and promotion                                              86               108               300               251
     Deposit insurance premiums                                             19                50               140               198
     Other                                                                 407               436             1,644             2,328
                                                                    ----------        ----------        ----------        ----------

Total non-interest expense                                               3,468             3,420            13,780            14,369
                                                                    ----------        ----------        ----------        ----------

Income before provision for income taxes                                 2,625             1,994             9,416             6,538
Provision for income taxes                                               1,005               851             3,778             2,787
                                                                    ----------        ----------        ----------        ----------

Net income                                                          $    1,620        $    1,143        $    5,638        $    3,751
                                                                    ==========        ==========        ==========        ==========

Shares applicable to basic earnings per share                        3,369,803         3,318,113         3,369,600         3,275,303
Basic earnings per share                                            $     0.48        $     0.34        $     1.67        $     1.15
                                                                    ==========        ==========        ==========        ==========

Shares applicable to diluted earnings per share                      3,505,016         3,412,222         3,497,150         3,343,233
Diluted earnings per share                                          $     0.46        $     0.33        $     1.61        $     1.12
                                                                    ==========        ==========        ==========        ==========

                           MONTEREY BAY BANCORP, INC.
                                 (NASDAQ: MBBC)
                         Selected Ratios And Other Data
                                    Unaudited
                 (Dollars In Thousands Except Per Share Amounts)

                                                                 Three Months Ended December 31,         Year Ended December 31,
                                                                 ------------------------------       ------------------------------
                                                                     2002              2001               2002              2001
                                                                 ------------      ------------       ------------      ------------
Profitability Ratios [1]
------------------------------------------

Return on average assets                                                 1.11%             0.86%             1.00%             0.73%
Return on average equity                                                11.64%             9.17%            10.50%             7.94%
Interest rate spread during the period                                   4.01%             3.79%             3.96%             3.67%
Net interest income / average total assets                               4.02%             3.92%             4.01%             3.83%
Net interest margin                                                      4.24%             4.12%             4.22%             4.04%
Efficiency ratio                                                        53.41%            59.59%            55.78%            64.41%

Other Information
------------------------------------------

Average total assets                                              $   583,791       $   531,389       $   562,500       $   515,351
Average interest earning assets                                   $   553,899       $   505,110       $   534,986       $   488,796

                                                                 December 31,      December 31,
                                                                         2002              2001
                                                                 ------------      ------------
Asset Quality Information
------------------------------------------

Non-accrual loans                                                 $     2,643       $     2,252
Non-performing loans                                              $     2,643       $     2,252
Real estate acquired via foreclosure, net                         $       846                --
Allowance for loan losses                                         $     8,162       $     6,665

Non-performing loans /
     total assets                                                        0.43%             0.42%
Allowance for loan losses /
     loans outstanding                                                   1.54%             1.41%
Allowance for loan losses /
     non-accrual loans                                                 308.82%           295.96%

Bank Regulatory Capital Ratios
------------------------------------------

Tangible capital ratio                                                   8.57%             8.24%
Core capital ratio                                                       8.57%             8.24%
Tier one risk based capital ratio                                       11.63%            11.38%
Total risk based capital ratio                                          12.88%            12.64%

Other Information
------------------------------------------

Full-service customer facilities                                            8                 8
Stand alone loan production offices                                         1                --
Number of ATM's                                                            11                11
Loan to deposit ratio                                                  114.21%           107.92%
Tangible book value per share                                     $     16.00       $     14.08
Shares outstanding                                                  3,454,315         3,456,097
Stock price at end of period                                      $     19.95       $     15.50

------------------------------------------
[1] All applicable ratios reflect annualized figures.